June 8, 1998



Dear Forest Oil Corporation Shareholder:

     In order to provide additional time for the solicitation of proxies in connection with the Annual
Meeting of Shareholders of Forest Oil Corporation, we have determined that the matters described in the Notice of Annual Meeting of Shareholders dated June 5, 1998 (the
"Notice") and in the accompanying Proxy Statement will be voted on by shareholders on June 25, 1998 at an adjourned meeting of shareholders.

     The Annual Meeting of the Shareholders will be convened at the date, time, and place as specified in the Notice, however, no votes will be taken at that time. The meeting will be adjourned until Thursday, June 25, 1998 at 10:00 a.m. (Mountain Daylight Time), and will be re-convened at such time at 1600 Broadway, Suite 590, Denver, Colorado
80202 for purpose of voting on the matters described in the Notice.

                              Sincerely,


                              FOREST OIL CORPORATION

:asp